Exhibit 5

Amit, Pollak, Matalon & Co.
Advocates and Notary

July 2, 2009

B.O.S Better Online Solutions Ltd.
20 Freiman St.
Rishon Lezion, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to B.O.S Better Online Solutions Ltd. (the “Company”), an Israeli corporation, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the registration of an additional 1,550,000 Ordinary Shares, nominal value NIS 4.00 per share, of the Company to be granted under the 2003 Israeli Share Option Plan (the “Share Option Plan”).

In so acting, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the 1,550,000 Ordinary Shares which are the subject of the Registration Statement, have been duly authorized by the Company and that, when issued upon the exercise of options in accordance with the terms of the Share Option Plan, will be validly issued, fully paid and nonassessable.

Amit, Pollak, Matalon & Co.
Advocates and Notary

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours, /s/ Amit, Pollak, Matalon & Co. —————————————— Amit, Pollak, Matalon & Co.

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